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                                                                       EXHIBIT 5



                                January 27, 1995

Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, by Norwest Corporation ("Norwest"), a Delaware corporation, of 276,000 shares of the common stock (the "Shares"), par value $1 2/3 per share, of Norwest proposed to be issued pursuant to that certain Agreement and Plan of Reorganization dated September 9, 1994, (the "Reorganization Agreement"), under which Babbscha Company, a Minnesota corporation ('Babbscha"), will merge with a wholly-owned subsidiary of Norwest (the "Merger"), and Babbscha's subsidiaries, Fridley State Bank, a Minnesota state bank (the "Bank"), and Banrein, Inc. ("Banrein") will each merge in related transactions, in the case of the Bank, with and into a wholly owned national bank subsidiary of Norwest (the "Bank Merger"), and in the case of Banrein, with and into another wholly-owned subsidiary of Norwest. I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

          1. Norwest is a corporation duly organized and existing under the laws of the State of Delaware.

          2. All necessary corporate action on the part of Norwest has been taken to authorize the issuance of the Shares in the amount provided for in the Reorganization Agreement upon consummation of the the Merger, the Bank Merger, and the Banrein Merger, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                        /s/Stanley S. Stroup
                                       -----------------------
                                           Stanley S. Stroup